Exhibit 7

CONSOLIDATED STATEMENT OF CASH FLOWS	Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars	2024	2023	2022
Cash flows from operating activities of continuing operations
Net income before attribution of noncontrolling interests	$12,833	$9,381	$14,934
Net income attributable to noncontrolling interests	151	153	89
Citigroup’s net income	$12,682	$9,228	$14,845
Income (loss) from discontinued operations, net of taxes	(2)	(1)	(231)
Income from continuing operations—excluding noncontrolling interests	$12,684	$9,229	$15,076
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations
Net loss (gain) on sale of significant disposals(1)	—	(1,462)	(762)
Depreciation and amortization	4,311	4,560	4,262
Deferred income taxes	(1,896)	(2,416)	(1,141)
Provisions for credit losses and for benefits and claims	10,109	9,186	5,239
Realized gains from sales of investments	(328)	(188)	(67)
Impairment losses on investments and other assets	431	323	499
Goodwill impairment	—	—	535
Change in trading account assets	(31,174)	(77,838)	(2,273)
Change in trading account liabilities	(21,499)	(15,302)	9,118
Change in brokerage receivables net of brokerage payables	6,136	(5,402)	7,936
Change in loans held-for-sale (HFS)	(776)	1,929	4,421
Change in other assets	(4,026)	(6,361)	(4,992)
Change in other liabilities(2)	(7,692)	3,587	5,343
Other, net	14,051	6,739	(18,125)
Total adjustments	$(32,353)	$(82,645)	$9,993
Net cash provided by (used in) operating activities of continuing operations	$(19,669)	$(73,416)	$25,069
Cash flows from investing activities of continuing operations
Change in securities borrowed and purchased under agreements to resell	$71,638	$19,701	$(38,113)
Change in loans	(20,455)	(44,525)	(16,591)
Purchase of portfolio of consumer loans	(700)	—	—
Proceeds from sales and securitizations of loans	5,316	4,801	4,709
Net payment due to transfer of net liabilities associated with divestitures(1)	—	(1,393)	5,741
Available-for-sale (AFS) debt securities
Purchases of investments	(250,932)	(235,139)	(218,747)
Proceeds from sales of investments	57,526	41,886	79,687
Proceeds from maturities of investments	216,386	200,437	140,934
Held-to-maturity (HTM) debt securities
Purchases of investments	(16,492)	(1,373)	(42,903)
Proceeds from maturities of investments	27,729	12,838	12,188
Capital expenditures on premises and equipment and capitalized software	(6,500)	(6,583)	(5,632)
Proceeds from sales of premises and equipment and repossessed assets	222	56	63
Other, net	2,512	835	(791)
Net cash provided by (used in) investing activities of continuing operations	$86,250	$(8,459)	$(79,455)
Cash flows from financing activities of continuing operations
Dividends paid	$(5,199)	$(5,212)	$(5,003)
Issuance of preferred stock	5,282	2,739	—
Redemption of preferred stock	(5,050)	(4,145)	—
Treasury stock acquired	(2,474)	(1,977)	(3,250)
Stock tendered for payment of withholding taxes	(454)	(329)	(344)

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CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)	Citigroup Inc. and Subsidiaries

	Years ended December 31,
In millions of dollars	2024	2023	2022
Change in securities loaned and sold under agreements to repurchase	$(23,352)	$75,663	$11,159
Issuance of long-term debt	99,075	65,819	104,748
Payments and redemptions of long-term debt	(92,957)	(64,959)	(57,085)
Change in deposits	(24,223)	(57,273)	68,415
Change in short-term borrowings	11,048	(9,639)	19,123
Net cash provided by (used in) financing activities of continuing operations	$(38,304)	$687	$137,763
Effect of exchange rate changes on cash, due from banks and deposits with banks	$(12,677)	$95	$(3,385)
Change in cash, due from banks and deposits with banks	15,600	(81,093)	79,992
Cash, due from banks and deposits with banks at beginning of year	260,932	342,025	262,033
Cash, due from banks and deposits with banks at end of year	$276,532	$260,932	$342,025
Cash and due from banks (including segregated cash and other deposits)	$22,782	$27,342	$30,577
Deposits with banks, net of allowance	253,750	233,590	311,448
Cash, due from banks and deposits with banks at end of year	$276,532	$260,932	$342,025
Supplemental disclosure of cash flow information for continuing operations
Cash paid during the year for income taxes(3)	$5,798	$5,727	$3,733
Cash paid during the year for interest	88,027	72,989	22,615
Non-cash investing activities(1)(4)(5)
Transfer of investment securities from HTM to AFS	$—	$3,324	$—
Transfer of investment securities from AFS to HTM	—	—	21,688
Decrease in net loans associated with divestitures reclassified to HFS	—	—	16,956
Decrease in goodwill associated with divestitures reclassified to HFS	—	—	876
Transfers to loans HFS (Other assets) from loans HFI	5,535	7,866	5,582
Transfers from loans HFS (Other assets) to loans HFI	—	322	—
Non-cash financing activities(1)(5)
Decrease in deposits associated with divestitures reclassified to HFS	$—	$—	$19,691

(1)	See Note 2.
(2)	Includes balances related to the FDIC special assessment and restructuring charges (see Notes 18 and 9, respectively).
(3)	Includes net cash paid (received) for purchases and sales of nonrefundable, transferable tax credits.
(4)

In January 2023, Citi adopted ASU 2022-01. Upon adoption, Citi transferred $3.3 billion of mortgage-backed securities from HTM classification to AFS classification as allowed under the ASU. At the time of transfer, the securities were in an unrealized gain position of $0.1 billion, which was recorded in AOCI upon transfer.

(5)

Operating and finance lease right-of-use assets and lease liabilities represent non-cash investing and financing activities, respectively, and are not included in the non-cash investing activities presented here. See Note 29 for more information and balances as of December 31, 2024 and 2023.

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

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